Exhibit 99.4

CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

      We hereby consent to the use of our opinion letter dated April 3, 2005 to the Board of Directors of Mission Resources Corporation. (“Mission Resources”) included as Annex C to the joint proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Mission Resources with Petrohawk Energy Corporation. and to the references to such opinion in such joint proxy statement/prospectus under the caption “SUMMARY — Matters to Be Considered in Deciding How to Vote,” “THE MERGER — Background of the Merger” and “THE MERGER — Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the Mission Board of Directors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ F. Brady Parish, Jr.
	Name:	F. Brady Parish, Jr.
	Title:	Director, Investment Banking

Houston, Texas
April 25, 2005